Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports First Quarter

2011 Results

First Quarter Revenue of $27.8 Million

EPS $0.01

BEAVERTON, Ore.—(MARKETWIRE)—May 4, 2011—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the first quarter ended March 31, 2011.

“Even though the industry typically experiences softness in the first quarter of the year, Cascade Microtech’s first quarter 2011 revenue set another all time quarterly record, which was the third record in a row. As we previously communicated, the Company is executing on growing the business and strategically investing in R&D, while we consolidate our facilities and further rationalize our cost structure. With all of these activities, we continued to generate income from operations, build cash and investments, and post a net income of $0.01 earnings per share in Q1 2011,” said Michael Burger, president and CEO of Cascade Microtech. “Cascade Microtech continues to execute on our growth opportunities as we work to lower our cost structure and position the Company to achieve our success model in the near term.”

Financial summary from the first quarter:

•	Revenue in Q1 2011 of $27.8M, an increase of 2.6% over Q4 2010.

–	Third consecutive quarter of record revenue.

–	Systems revenue grew 5.1% over Q4 2010.

•	Gross margin of 40.3%, down from 44.1% in Q4 2010.

–	Gross margins impacted by factory rationalization and product mix.

•	Operating margins of 0.7%, down from 2.4% in Q4 2010.

–	Increased investment in research and development supported product development roadmap.

–	Decrease in selling, general and administrative expenses driven by lower sales channel costs.

•	Net income of $0.1M or $0.01 per share for Q1 2011, compared to a net income of $0.3M or $0.02 per share for Q4 2010.

–	Both Q1 2011 and Q4 2010 financial results include approximately $0.3M of charges primarily related to our ongoing factory rationalization.

•	Book-to-bill ratio of 0.93 for Q1 of 2011.

Financial outlook

Based on the current backlog, anticipated bookings, and normal seasonal patterns of the industry, Cascade Microtech anticipates that Q2 2011 revenues will be in the range of $26.0M to $29.0M.

The company will host a conference call beginning at 2 p.m. PDT (5 p.m. EDT) on Wednesday, May 4, 2011, to discuss its results for the first quarter ended March 31, 2011.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EST at this same internet address. (For a telephone replay available after 8 p.m. EST dial: 888-286-8010, international: 617-801-6888, passcode: 11321041).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the second quarter of 2011 and the comments by Mr. Burger are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of acquired businesses; potential failure of the expected market opportunities to materialize; the potential inability to realize expected benefits and synergies of acquisitions and the potential diversion of management’s attention from our existing business as well as that of acquired businesses; potential adverse effects of acquisitions on relationships with our existing suppliers, customers or partners; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NasdaqGM: CSCD - News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Revenue	$27,845	$27,128	$19,959
Cost of sales	16,617	15,171	14,573

Gross profit	11,228	11,957	5,386

Operating expenses:
Research and development	3,207	3,067	3,466
Selling, general and administrative	7,611	8,042	9,856
Amortization of purchased intangibles	203	203	180

Total operating expenses	11,021	11,312	13,502

Income (loss) from operations	207	645	(8,116)

Other income (expense):
Interest income, net	19	16	32
Other, net	(17)	(61)	(88)

Total other income (expense)	2	(45)	(56)

Income (loss) before income taxes	209	600	(8,172)

Income tax expense (benefit)	103	333	(772)

Net income (loss)	$106	$267	$(7,400)

Basic net income (loss) per share:	$0.01	$0.02	$(0.53)
Diluted net income (loss) per share:	$0.01	$0.02	$(0.53)

Shares used in per share calculations:
Basic	14,528	14,446	14,025
Diluted	14,947	15,261	14,025

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$17,085	$21,871
Marketable securities	2,498	870
Restricted cash	1,975	1,704
Accounts receivable, net	20,358	19,718
Inventories	22,137	20,764
Prepaid expenses and other	1,551	934
Taxes receivable	—	1,059
Deferred income taxes	39	39

Total current assets	65,643	66,959

Long-term marketable securities	3,258	—
Fixed assets, net	10,233	9,973
Purchased intangible assets, net	2,939	3,142
Goodwill	1,063	985
Deferred income taxes	695	665
Other assets	2,656	2,821

	$86,487	$84,545

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	7,792	6,384
Deferred revenue	3,326	3,338
Accrued liabilities	5,356	6,293

Total current liabilities	16,474	16,015

Deferred revenue	117	109
Other long-term liabilities	2,778	2,815

Total liabilities	19,369	18,939

Stockholders’ equity:
Common stock	91,404	91,112
Accumulated other comprehensive income (loss)	310	(804)
Accumulated deficit	(24,596)	(24,702)

Total stockholders’ equity	67,118	65,606

	$86,487	$84,545